Exhibit (d)(4)

ADEPT TECHNOLOGY, INC.

MUTUAL NON-DISCLOSURE AGREEMENT

This MUTUAL NONDISCLOSURE AGREEMENT (this “Agreement”) is made and entered into as of November 7, 2014 (the “Effective Date”) by and between the Adept Technology, Inc. (“Adept”), a Delaware corporation, having its principal office at, located at 5960 Inglewood Drive, Pleasanton, CA 94588, and Omron Electronics LLC (“Company”), a Delaware limited liability company, having its principal office at 2895 Greenspoint Parkway, Hoffman Estates, Illinois 60169. The parties wish to enter into discussions for and/or evaluate a prospective business agreement or transaction.  Such discussions and evaluations, and any subsequent business transactions between the parties, are the “Purpose”. The parties hereby agree as follows:

1.  As used herein, “Confidential Information” shall mean any and all technical and non-technical information, including technical data, trade secrets. know how, processes, developments, techniques, methodologies, algorithms, software programs (including source code), designs, drawings, formulas or test data relating to any project or services, service offerings, any financial, marketing, operational, legal, personnel, customer, potential customer, partner, potential partner, supply, strategic and business information and documentation, in all cases whether in tangible or intangible form and including information learned by observation during visits and/or demonstrations, provided by either party to the other that is marked or identified orally or in writing as confidential or that would be reasonably understood based on the facts and circumstances that would be understood by a reasonable person in the same situation to be confidential.

2.  Notwithstanding Section 1, the term “Confidential Information” shall not include information or documentation that the receiving party can show: (a) was already known to the receiving party prior to the disclosure of such information or documentation; (b) is disclosed to the receiving party without obligation of confidentiality by a third party who has the right to make such disclosure; (c) is or becomes publicly-known through no fault of the receiving party; or (d) is independently developed by the receiving party without use of the Confidential Information.

3.  Each party agrees that it will hold in strict confidence and not disclose to any third party Confidential Information of the other, except as approved in writing by the other party to this Agreement. Notwithstanding the foregoing, Company is permitted to disclose Confidential Information of Adept to personnel of Omron Corporation and Omron Management Center of America, Inc., provided that Company ensures compliance by such companies and persons with the terms and conditions hereof and Company remains responsible for any non-compliance. Each party will use the Confidential Information for no purpose other than for the Purpose.  Each party will only disclose such information based on the Purpose to its professional advisors, employees and independent contractors who have a “need to know” such information, who are informed that the information is confidential and who are under obligations of confidentiality at least as stringent as those set forth herein. In all cases, the party receiving information shall be responsible for compliance with this Agreement with regard to itself and any persons within this Section or otherwise to whom disclosure is made by it. The party to whom Confidential Information was disclosed shall not be in violation of this Section 3 for a disclosure that was in response to a valid order by a court or other governmental body, or that is used for the bona fide defense or pursuit of legal action based on the written advice of counsel, provided that in such a case or cases the party obligated to make such disclosure provides the other party with reasonable prior written notice of such disclosure in order to permit the other party to seek to limit the disclosure and/or seek confidential treatment of such information.

4.  Upon the written request of the other party, each party shall promptly return to the other (or destroy if destruction is requested and provide written certification of destruction) all documents and other tangible and intangible materials representing the other’s Confidential Information and all copies thereof.

5.  The parties recognize and agree that nothing contained in this Agreement shall be construed as granting any property rights, by license or otherwise, to any Confidential Information of the other party disclosed pursuant to this Agreement, or to any invention or any trade secret, patent, copyright, trademark, or other intellectual property right associated with such Confidential Information.  Neither party shall use, copy, display, post, or prepare derivative works of or improvements to the Confidential Information, other than for the Purpose, or make, have made, use or sell for any purpose any product, service or other item incorporating or derived from any Confidential Information of the other party.

6.  Confidential Information shall not be reproduced in any form except as reasonably required for the Purpose. Any reproduction of any Confidential Information of the other party by either party shall remain the property of the disclosing party and shall contain any and all confidential or proprietary notices or legends which appear on the original, unless otherwise authorized in writing by the other party.

7.  This Agreement shall continue in full force and effect for so long as the parties continue to exchange Confidential Information.  This Agreement may be terminated by either party at any time upon thirty (30) days written notice to the other party, however its terms shall survive the termination of this Agreement for a period of five (5) years from the date of such termination.

8.  Each party recognizes that the disclosure of the other party’s Confidential Information may give rise to irreparable injury and acknowledges that remedies other than injunctive relief will not be adequate.  Accordingly, each party shall have the right to seek equitable and injunctive relief (without the need to post a bond or other security) to prevent the unauthorized disclosure of its Confidential Information, as well as such damages or other relief as may be available in law or equity for any unauthorized use or disclosure of such information.

9.  Nothing contained in this Agreement shall entitle a party to rely on the other or its advisors, or require a party to enter into any agreement or transaction, or preclude a party from entering into any agreement or transaction or pursuing its lines of business, or obligate either party to the other party in any other way, except as expressly provided in this Agreement or in any other written agreement existing or entered into by the parties hereafter.  Nothing contained in this Agreement shall compel either party to furnish information to the other party or to negotiate any transaction.

10.  If any provision of this Agreement is found by a proper authority to be unenforceable or invalid, such enforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

11.  No delay or omission by a party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power.  A waiver by either party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant.

12.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given to the party to be notified: (a) upon personal delivery to the party; (b) one (1) business day following deposit for delivery to the party for delivery within the United States with a nationally recognized overnight courier; (c) for delivery to the party via registered or certified mail, three (3) business days after deposit with the U.S. Post Office for mailing or (d) upon confirmation of facsimile transmission, at the time noted on such confirmation sheet to the party. In all cases, notice shall be made to the party at the location specified on the signature page of this Agreement.  Each of the parties to this Agreement may change the location for notice by giving notice to the other party in accordance with the notice provisions contained in this paragraph.

13.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, U.S.A. without reference to conflict of law principles. Any disputes under this Agreement may be brought in the state courts or the Federal courts located in Alameda County, and the parties hereby consent to the exclusive subject matter personal jurisdiction and venue of these courts.  This Agreement may not be amended except in writing signed by both parties hereto.

14. Neither party shall knowingly communicate any information to the other in violation of the rights of any third party.

15.  Neither party will assign or transfer any rights or obligations under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement shall be binding on each party’s lawful successors and assigns.

16.  The prevailing party, or if there is not one, the substantially prevailing party, in any action to enforce this Agreement shall be entitled to attorneys fees and costs in addition to any other available relief.

17.  No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of each party.  This Agreement represents the entire agreement between the parties with respect to its subject matter and there are no other representations, understandings or agreements between the parties relative to such subject matter, except for any confidentiality or non-disclosure obligations that may be set forth in other written agreements signed by all parties thereto (“other NDAs”). In the event of an apparent conflict between or among provisions of this Agreement and provisions of other NDAs between the parties, such provisions shall be read in a mutually consistent way, or if no such reading is reasonably possible, the provisions most protective of Confidential Information shall take precedence over conflicting or less protective provisions.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement between the parties.

18. The parties represent and acknowledge that Confidential Information may include material nonpublic information of the other party. The parties agree as recipients of such material nonpublic information, and agree to require any authorized recipient of such material nonpublic information, to not trade directly or indirectly in the other party’s securities while in possession of such material nonpublic information of the other party.

IN WITNESS WHEREOF, the parties hereto have caused this Mutual Non-Disclosure Agreement to be executed as of the Effective Date.

AGREED TO:		AGREED TO:

ADEPT TECHNOLOGY, INC.		OMRON ELECTRONICS LLC

	/s/ Rob Cain	/s/ Nigel Blakeway
	SIGNATURE	SIGNATURE

	Rob Cain	Nigel Blakeway
	PRINT NAME	PRINT NAME

	President and Chief Executive Officer	Chief Executive Officer
TITLE		TITLE

Address:	5960 Inglewood Drive	Address:	2895 Greenspoint Parkway
	Pleasanton, CA 94588		Hoffman Estates, Illinois 60169

Phone:	925.245.3400	Phone:
Fax:	925.243.3510	Fax: